SMS STUDENT LOAN TRUST 1996-A



                              OFFICERS' CERTIFICATE


To:       i)  First National Bank of Chicago, not in its individual capacity but solely as Eligible Lender Trustee, and
          ii) Bankers Trust Company, New York, N.Y., Indenture Trustee

         In accordance with Section 3.08 of the Servicing Agreement among SMS Student Loan Trust 1996-A, as Issuer, USA Group Loan Services, Inc., as Servicer ("Servicer"), USA Group Secondary Market Services, Inc., as Seller, and The First National Bank of Chicago, not in its individual capacity but solely as Eligible Lender Trustee, dated as of April 1, 1996 ("Servicing Agreement"), the undersigned, in their official capacities as Authorized Officers of Servicer, hereby certify as follows:

         a) a review of the activities of Servicer during the period from the Closing Date to December 31, 1996 and of its performance has been made under such officers' supervision, and

         b) to the best of such officers' knowledge, based on such review, Servicer has fulfilled all its obligations under the Servicing Agreement in all material respects throughout such period.

Unless otherwise indicated, capitalized terms have the meanings ascribed to them in the Servicing Agreement.

In witness whereof, USA Group Loan Services, Inc., has caused this Annual Statement as to Compliance to be duly executed as of March 17, 1997.


USA GROUP LOAN SERVICES, INC.



by____/s/ Laura S. Blackburn ______________
Laura S. Blackburn, Vice President



by___/s/ Daniel L. Yost  __________________
Daniel L. Yost, Senior Vice President